SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2006

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Consol Plaza 1800 Washington Road Pittsburgh, Pennsylvania	15241
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:

(412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On March 9, 2006, John T. Mills was elected to serve on the Board of Directors (the “Board”) of CONSOL Energy Inc. (the “Company”), effective immediately, in conjunction with the Board’s increase in the authorized number of directors constituting the entire Board from nine (9) to ten (10) directors.

Effective as of the same date, the Board appointed Mr. Mills to serve on the Audit Committee and the Compensation Committee of the Board.

Mr. Mills has served as Chairman of the Board of Directors of Horizon Offshore, Inc. since September 2004. Previously, Mr. Mills was employed for several years by Marathon Oil Corporation, most recently as its Chief Financial Officer, until his retirement in December 2003. The Board considers Mr. Mills to be an independent director under applicable New York Stock Exchange listing requirements. As a non-employee director of the Board, Mr. Mills will receive the same standard compensation amounts paid to other non-employee directors for service on the Board, which amounts have been disclosed previously in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on October 24, 2005. If Mr. Mills is a member of the Board at the annual meeting of shareholders scheduled for May 2, 2006, he will also be entitled to the Director’s standard annual grant of equity valued at $85,000 under the Company’s Equity Incentive Plan. There were no arrangements or understandings between Mr. Mills and any other person pursuant to his election as a director, and there are and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding Mr. Mills that are required to be disclosed by Item 404(a) of Regulation S-K.

The Company issued a press release dated March 13, 2006, announcing the election of Mr. Mills. The press release is set forth in its entirety and filed as Exhibit 99.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press release of CONSOL Energy Inc. dated March 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ P. Jerome Richey
P. Jerome Richey
Vice President, General Counsel and Secretary

Dated: March 15, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of CONSOL Energy Inc. dated March 13, 2006.